UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  July 24, 2009

EL PASO CORPORATION

(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Pursuant to a press release issued on July 27, 2009, El Paso Corporation (NYSE: EP) announced that it executed a binding agreement with three funds managed by Global Infrastructure Management (collectively referred to as “GIP”), whereby GIP will acquire a 50 percent interest in the Ruby pipeline project.  A copy of such press release is included as Exhibit 99 to this Current Report on Form 8-K and is incorporated herein by this reference.

A.           Funding Commitments - Under the terms of the agreement, and subject to the satisfaction of certain conditions, GIP will invest up to $700 million in the project, which represents a 50 percent equity interest in a holding company (“Ruby Holdco”) of Ruby Pipeline, L.L.C., in the following three major tranches:

•
A commitment to advance $405 million to Ruby Holdco as a series of loans on and after the initial closing, which will be exchanged for a convertible preferred equity interest in Ruby Holdco at the closing of project financing to fund the construction of the Ruby pipeline (the “Project Finance Closing”);

•
$145 million contributed as a convertible preferred equity interest in Ruby Holdco that GIP may simultaneously exchange for a convertible preferred equity interest in a holding company (“Cheyenne Holdco”) of Cheyenne Plains Gas Pipeline Company, L.L.C.  If GIP exchanges into Cheyenne Holdco, GIP’s interest in Cheyenne Holdco will be mandatorily exchanged back into a convertible preferred equity interest in Ruby Holdco upon the satisfaction of certain conditions, including placing the Ruby pipeline into service (the “Completion Closing”); and

•
Depending on the amount of external financing that is raised in the Project Finance Closing, GIP would be required to invest up to an additional $150 million as a convertible preferred equity interest in Ruby Holdco.

B.           Terms of GIP and El Paso Loans – The advancement of $405 million from GIP will be in the form of a secured note (the “GIP Loan”), which will initially provide for an interest rate of 7 percent per annum through April 1, 2010, which approximates the date we anticipate for the Project Finance Closing.  Upon reaching the Project Finance Closing, the GIP Loan will convert to preferred equity in Ruby Holdco.  The note will be drawn at the initial closing in an amount to reimburse 50 percent of El Paso's costs incurred in developing the Ruby pipeline prior to the initial closing.  The future costs of developing the Ruby pipeline project after the initial closing will be funded jointly by additional draws on the GIP Loan and a loan from El Paso, which will be an unsecured, non-interest bearing note of up to $405 million.

C.           Terms of Convertible Preferred Interests

1.           Convertible Preferred Interests in Ruby Holdco - GIP's convertible preferred equity interest in Ruby Holdco will earn a fixed 13 percent yield beginning at the earlier of the Completion Closing or one year from the Project Finance Closing.  GIP will have the option to convert all or a portion of its preferred equity to common equity in Ruby Holdco at any time. However, GIP's preferred equity is subject to a mandatory conversion to common equity upon the satisfaction of certain conditions, including Ruby entering into additional firm transportation agreements which, in the aggregate, are for at least 250 MDth/d.

2.           Convertible Preferred Interests in Cheyenne Holdco – GIP’s convertible preferred equity interest in Cheyenne Holdco will be entitled to preference distributions that will provide GIP with a 15 percent rate of return on its investment.  The preferred equity interest is mandatorily exchanged into preferred equity interests in Ruby Holdco upon the Completion Closing.   GIP will have an option to retain such preferred interests in Cheyenne Holdco if certain conditions are not satisfied including, but not limited to, the Completion Closing or Project Finance Closing not occurring in accordance with the agreements; provided that such preferred interests will convert to a 50 percent common equity interest in Cheyenne Holdco at such time.

D.           Security Interests Granted - El Paso will provide security for GIP's investment until the Completion Closing that will include a portion of its approximately 55 million El Paso Pipeline Partners, L.P. common units, its equity interest in Ruby Holdco and its equity interest in Cheyenne Holdco; provided that security in a portion of El Paso’s equity interest in Ruby Holdco will remain following the Completion Closing to secure various post-construction obligations, such as to complete punch list items following the commencement of service on the pipeline.  The portion of common units of El Paso Pipeline Partners, L.P. that are to be pledged will be based upon the market price of the common units as determined prior to the initial closing.  The transaction documents will provide for adjustments to the security package to the extent that the value of the security falls below a 1.5 to 1 coverage ratio.

E.           Capital Expenditures – A subsidiary of El Paso has committed to make capital contributions to Ruby Holdco for any costs that are incurred for the Ruby pipeline in excess of a defined amount, which is consistent with our announced budget of approximately $3 billion.  As a result, El Paso generally bears the risk of cost overruns on construction for the Ruby pipeline project.  In return, El Paso’s subsidiary is entitled to the benefit of any cost savings associated with the project below the targeted amount, with such savings to be generally funded out of any proceeds from the construction project financing or any subsequent refinancings.  However, any recourse rates established by the FERC in the future for Ruby may vary from the targeted amount.  A subsidiary of El Paso has also committed to use commercially reasonable efforts to complete the construction of the pipeline and place the pipeline in service on or before 16 months following receipt of the authorization from the Federal Energy Regulatory Commission to commence construction of the pipeline, with extensions for certain delays in the project schedule.  El Paso Corporation has provided a guarantee to support these and other obligations under the transaction documents with GIP.

F.           Conditions Precedent – This transaction will close in several separate transactions.  The initial closing pursuant to which GIP will commit to advance $405 million to Ruby Holdco will occur no earlier than August 13, 2009 and is subject to customary closing conditions, including the establishment of the security arrangements set forth above.  The second closing pursuant to which GIP will fund the additional $145 million outlined above will occur no earlier than October 1, 2009 and is subject to customary closing conditions.  The third closing pursuant to which the GIP Loan is converted into convertible preferred equity of Ruby Holdco is expected to occur upon the Project Finance Closing, which is expected to occur in the 2nd quarter of 2010.  This closing is similarly subject to customary closing conditions, as well as certain conditions regarding the terms of the project financing.  The parties would have the right to terminate the arrangement to the extent that the Project Finance Closing does not occur on or before December 1, 2010.  The Completion Closing pursuant to which GIP’s interests in Cheyenne Holdco would be exchanged for convertible preferred equity interests in Ruby Holdco would occur after the completion of the construction of the Ruby pipeline and would include requirements associated with execution of contracts with the foundation shippers on the Ruby pipeline, the conversion of the construction financing into term loans, and the receipt of satisfactory independent engineer reports of the lenders.  The parties would have the right to terminate the arrangement to the extent that the Completion Closing does not occur on or before 16 months following receipt of the authorization from the Federal Energy Regulatory Commission to commence construction of the pipeline, with extensions for certain delays in the project schedule.

To the extent that any of the conditions precedent associated with either the Project Finance Closing or the Completion Closing are not satisfied or waived by the dates outlined above, then GIP will generally have the right to require (1) the repayment of the GIP Loan, (2) the redemption of its interest in Ruby Holdco and (3) the redemption of its interest in Cheyenne Holdco; provided that GIP shall have the right to retain its interest in Cheyenne Holdco as a result of the failure to satisfy or waive the conditions precedent associated with either the Project Finance Closing or the Completion Closing.  There are other events that could permit GIP to exercise the remedies set forth in the prior sentence, including a decision by Ruby to cancel the project or certain bankruptcy or insolvency matters.  In addition to the redemption of the GIP Loan and the interests in Ruby Holdco and Cheyenne Holdco (to the extent elected by GIP), there are certain make-whole or redemption payments that would be paid to GIP to provide for a 15 percent internal rate of return on its various investments outlined above.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

99	Press Release dated July 27, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

By:	/s/ John R. Sult
John R. Sult
Senior Vice President and Controller
(Principal Accounting Officer)

Dated:  July 30, 2009

  EXHIBIT INDEX

Exhibit Number	Description

99	Press Release dated July 27, 2009.